Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Inspire Veterinary Partners, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock	457(o)	$5,000,000.00	$—	$5,000,000.00	$0.00014760		$738.00	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—		$—	—	—	—	—
	Total Offering Amounts					$5,000,000.00		$		—	—	—	—
	Total Fees Previously Paid					—	—		$—	—	—	—	—
	Total Fee Offsets								—	—	—	—	—
	Net Fee Due					$5,000,000.00	—		$738.00	—	—	—	—

(1)	Pursuant to Rule 457(o), the registration fee may be calculated on the basis of the maximum aggregate offering price of all the securities listed, and the number of shares or units of securities need not be included in the Calculation of Filing Fee Table.

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of Class A Common Stock of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.